Exhibit 99.1

                 Identix Reports Third Quarter Results; Record
        Biometric Sales Lead to Sixth Consecutive Quarterly Increase in
      Revenue and 82% Year-over-Year Increase in Quarterly Product Revenue


    MINNETONKA, Minn.--(BUSINESS WIRE)--April 27, 2005--Identix Incorporated (Nasdaq:IDNX), the world's leading multi-biometrics technology company, today reported financial results for its fiscal 2005 third quarter and for the nine months ended March 31, 2005. Fiscal 2005 third quarter revenue increased 40% to $20.3 million, compared to revenue of $14.5 million in the same quarter last year. The Company continued to demonstrate bottom-line improvement, with a fiscal 2005 third quarter loss from continuing operations of $1.9 million, or $0.02 per fully diluted share, compared to a loss from continuing operations of $8.4 million, or $0.10 per fully diluted share in the year-earlier quarter, which included $2.1 million, or $0.02 per share, restructuring and other charges.
    Gross margin for the fiscal 2005 third quarter increased significantly, both sequentially and year-over-year, to 39% of revenue. This compares to gross margin of 32% of revenue in the Company's fiscal 2005 second quarter, which ended December 31, 2004, and to 21% of revenue in the fiscal 2004 third quarter ending March 31, 2004. Year-earlier gross margins were negatively affected by 14 percentage points due to a $2.3 million additional inventory provision charge related to an assessment of the parts volume required in the maintenance support of the Company's legacy live scan systems.
    The Company's balance sheet remains solid with no long-term debt and $37.1 million in cash and marketable securities as of March 31, 2005. Cash and marketable securities usage of $5.6 million during the fiscal third quarter included a previously announced cash payment of $5.25 million to buy out the Company's remaining obligations related to its previously vacated Los Gatos, California facilities.
    The Company also discloses revenue in the categories of product revenue and service revenue. Product revenue consists primarily of fingerprint and facial recognition products, systems, and technology licensing. Service revenue consists primarily of the Company's fingerprinting services business(Identix Identification Services), maintenance revenue related to its installed base of biometrics systems, and other professional services and offerings. Product revenue for the fiscal 2005 third quarter was $12.1 million, up 82% when compared to year-earlier product revenue of $6.7 million. Product gross margin increased significantly to 48% of product revenue when compared to fiscal 2004 third quarter product gross margin of 41%. Service revenue for the fiscal 2005 third quarter was $8.1 million, up 4% when compared to year-earlier service revenue of $7.8 million. Service gross margin was 25% of service revenue, versus year-earlier service gross margin of 3%. Year-earlier quarterly service gross margin was impacted by the additional $2.3 million inventory provision, which negatively affected gross margin by 29%. As expected, fiscal 2005 third quarter services gross margin were softer than the year-earlier quarter (excluding the inventory obsolescence provision) due primarily to the replacement cycle in the Company's live scan business where legacy systems with higher maintenance prices are being replaced with new systems that include one year of warranty.
    "This was another excellent quarter of financial execution for the Company; one that marks our sixth consecutive quarter of top line growth," said Identix President & CEO Dr. Joseph J. Atick. "The Company again reported record quarterly biometric revenue, which was largely driven by an increase in product sales of more than 80% when compared to the year-earlier quarter. These results are an excellent example of the maturation of the biometrics industry - increased and continued acceleration and expansion of adoption and deployment worldwide. We are proud of our track record in winning the large, marquee programs and we are very pleased to see the adoption of our ABIS Systems beginning to grow as expected," Atick said. "We are executing well on the financial plan and go to market strategy we laid out for you at the beginning of our fiscal 2005 year, and we plan to continue to do so."
    Revenue for the first nine months of fiscal 2005 was $55.4 million, with a loss from continuing operations of $9.5 million, or $0.11 per fully diluted share. Fiscal 2005 first nine months revenue was up 42% when compared to fiscal 2004 first nine months revenue of $39.0 million, with a loss from continuing operations of $18.8 million, or $0.22 per fully diluted share.
    As a result of the Company's sale of its project management services subsidiary, Identix Public Sector, Inc. (IPS), in February 2004, the Company's financial statement presentations have been reclassified to present IPS as a discontinued operation. All prior period financial information and comparisons in this press release and all future financial reports issued by the Company reflect the reclassification of the IPS business net operating results as discontinued operations. The Company's net loss for the third quarter and first nine months of fiscal 2005 was not impacted by the discontinued IPS business. The net loss for the year-earlier third quarter, including the impact of the discontinued IPS business was $3.5 million, or $0.04 per fully diluted share. The net loss for the year-earlier first nine months, including the impact of the discontinued IPS business was $13.7 million, or $0.16 per fully diluted share.
    Identix CFO Elissa Lindsoe commented, "The continued receipt of sizeable orders provides us with better visibility into future quarters' financial performance than ever before. At the start of our fiscal 2005 fourth quarter, we had already received purchase orders for fourth quarter delivery that represent more than 35% of the mid-point of our expected product revenue range. Additionally," Lindsoe stated, "as expected and highlighted at the beginning of our fiscal 2005 year, we are beginning to experience a change in the mix of our revenue with software-based revenues becoming more of a contributor, which is resulting in increasing gross margins. As can be seen in our forward-looking financial expectations, this is a trend we believe will continue."

    Current Fiscal 2005 Financial Outlook for Continued Growth

    The Company is reaffirming the ranges of financial expectations for the fourth quarter of its fiscal 2005-year ending June 30, 2005. The Company cautions that these financial expectations are forward-looking statements that fall under the Company's Safe Harbor statement below. The Company cautions that delivery on orders, as well as product mix that may affect gross margin, can move or vary from one quarter to another, which could materially adversely affect the Company's current expectations.

    Fourth quarter ending June 30, 2005:

    Revenue is expected to continue to increase on a sequential quarterly basis to between $20.5 - $23.0 million, with an expected net loss of $0.01 - $0.03 per share. Gross margins are expected to increase to between 40 - 44% of revenue.

    Other fiscal 2005 third quarter highlights included:

    -- The Company received ABIS(R) System orders totaling approximately $4 million for programs involving international customers, who will use the ABIS system to develop integrated solutions for nationwide applications such as passenger screening, border protection, law enforcement, national ID, e-passports and other travel- and access-related programs.

    -- The Company's industry-leading FaceIt(R) technology has been integrated into Nikon Corporation's latest line of COOLPIX digital cameras. Nikon and the Company worked in partnership to develop Face-priority AF (Autofocus), a state-of-the-art photography feature that uses the latest digital face finding technology from the Company to automatically detect human faces in the scene, and to automatically adjust camera settings - such as focus and gain - to produce optimal images of the faces irrespective of background, lighting or other viewing conditions. The Face-priority AF feature will initially be available with Nikon's COOLPIX 7900, COOLPIX 7600 and COOLPIX 5900 models. The licensing agreement between the Company and Nikon covers production for the entire COOLPIX camera line, which is expected by Nikon to be in the multimillions of camera units.

    -- The Company announced that its ABIS System was selected by an unnamed Middle Eastern country for integration into the Country's National Identification program. The Country selected ABIS as the core of its National ID program to assist in national security efforts, as well as to provide a highly accurate, user friendly means of ensuring its citizens receive all the benefits to which they are entitled. The deployment of ABIS is expected to help ensure the integrity of the Country's National ID card issuance process by screening for duplicates and aliases and to enhance the Country's National security and criminal justice objectives by searching against existing databases of facial images for individuals on various wanted, watch and terrorist lists.

    -- The Company was selected to provide statewide electronic fingerprinting services for the state of Michigan and also renewed for one year its contract to provide similar services throughout the state of Tennessee.

    -- The Company introduced another breakthrough in superior image quality for its industry leading line of live scan systems with its new TouchPrint(TM) Enhanced Definition 3000 Live Scan Series, which provides superior image detail and clarity when compared to standard definition systems, while maintaining the highest standards for reliability and dependability that are synonymous with the Company brand. Purchase orders announced during the fiscal third quarter for TouchPrint Enhanced Definition 3000 Live Scan Series totaled approximately $3.5 million.

    -- The Company teamed with Sacramento-based NEC Solutions (America) to upgrade and expand Indiana's statewide live scan network with the newly introduced Identix Live Scan TouchPrint Enhanced Definition 3000 Series. The Company and NEC have worked closely together for a number of years to provide live scan workstations that integrate the Company's live scan technology with NEC's AFIS (Automated Fingerprint Identification System). The integrated systems, NEC LS 21(TM) workstations, are being deployed to law enforcement agencies throughout Indiana to expand the reach of the State's existing live scan/AFIS network, as well as to upgrade legacy workstations. Indiana placed purchase orders with the Company totaling approximately $2.0 million in December 2004 to February 2005.

    -- Use by the State of Minnesota of the Company's real-time, mobile identification IBIS system continued to increase, as Minnesota added a new IBIS server, along with 16 IBIS additional mobile handheld units, for deployment by the Minnesota Bureau of Criminal Apprehension (BCA). The BCA IBIS server will increase overall system capacity and provides law enforcement officers in the field with an additional data mining server to transmit, process, and respond to their real-time IBIS transactions from their mobile units, helping to ensure rapid response times. The BCA is also deploying an additional 16 IBIS handheld units for distribution to Minnesota law enforcement officers.

    The Company will host a webcast tomorrow at 9:00 am EDT. The webcast will be broadcast live and may be accessed at the Company's website at http://www.shareholder.com/identix/medialist.cfm. To listen to the live webcast, please visit the Identix Investor Relations web site and click on the conference call button at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay will be available at the same location shortly after the call. For those without Internet access, you may call (800) 642-1687, code 5207458, beginning two hours after completion of the call. The telephonic replay will be available until midnight May 3, 2005.
    Identix, ABIS, FaceIt, and TouchPrint are trademarks or registered trademarks of Identix Incorporated in the United States and other countries.

    About Identix Incorporated

    Identix Incorporated (Nasdaq:IDNX) is the world's leading multi-biometric technology company. The Company provides fingerprint, facial and skin biometric technologies, as well as systems, and critical system components that empower the identification of individuals in large-scale ID and ID management programs. The Company's offerings include live scan systems and services for biometric data capture, mobile systems for on-the-spot ID, and backend standards-based modules and software components for biometric matching and data mining. The Company's products are used to conduct background checks, speed travel and commerce via secure identification documents, prevent identity fraud in large-scale government and civil ID programs, and control access to secure areas and networks. With a global network of partners, such as leading system integrators, defense prime contractors and OEMs, the Company serves a broad range of markets including government, law enforcement, gaming, finance, travel, transportation, corporate enterprise and healthcare.
    More information on Identix can be accessed via the Company web site at http://www.identix.com.

    Statements in this release that relate to future plans, events or performance are forward-looking statements reflecting management's current expectations, assumptions and estimates of future performance and economic conditions. All forward-looking statements are made in reliance on the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Identix cautions investors that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Risks and uncertainties include, without limitation, those related to the ability of the Company to complete complex product development and obtain relevant government agency certifications on a timely basis; the availability of funding from government and other customers; and the readiness of customers to accept delivery of new products on a timely basis; the ability of the Company to achieve targeted levels of product and component mix; increasing levels of competition; and other risks identified in the Company's SEC filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.



CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED, IN THOUSANDS)
                                                   Mar. 31,  Jun. 30,
                                                    2005       2004
                                                  ---------  ---------

Assets
Cash and cash equivalents                        $  27,450  $  35,944
Marketable securities -- short-term                  9,690      9,472
Accounts receivable, net                            16,009     11,412
Inventories, net                                     6,275      7,171
Prepaid expenses and other assets                      973      1,052
                                                  ---------  ---------
    Total current assets                            60,397     65,051

Property and equipment, net                          1,683      2,153
Goodwill                                           141,213    141,213
Acquired intangible assets, net                     14,646     18,497
Other assets                                           744      1,913
                                                  ---------  ---------
Total assets                                     $ 218,683  $ 228,827
                                                  =========  =========

Liabilities and stockholders' equity
Accounts payable                                 $   5,137  $   4,881
Accrued compensation                                 4,160      2,948
Other accrued liabilities                            3,791      4,992
Deferred revenue                                     7,539      6,408
                                                  ---------  ---------
    Total current liabilities                       20,627     19,229

Deferred revenue, net of current portion             1,596        462
Other liabilities                                      181      5,647
                                                  ---------  ---------
    Total liabilities                               22,404     25,338

Stockholders' equity
  Convertible preferred stock                          ---        ---
  Common stock                                         889        884
  Additional paid-in capital                       552,256    549,956
  Accumulated deficit                             (356,716)  (347,193)
  Deferred stock-based compensation                    ---        (14)
  Accumulated other comprehensive loss                (150)      (144)
                                                  ---------  ---------
    Total stockholders' equity                     196,279    203,489
                                                  ---------  ---------
Total liabilities and stockholders' equity       $ 218,683  $ 228,827
                                                  =========  =========



CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                Three Months Ended  Year-To-Date Ended
                                    March 31,           March 31,
                                  2005      2004      2005      2004
                                --------  --------  --------  --------
Product Revenue                $ 12,119  $  6,674  $ 30,683  $ 17,821
Services Revenue                  8,133     7,817    24,750    21,193
                                --------  --------  --------  --------
  Total Revenue                  20,252    14,491    55,433    39,014

Product cost of revenue           6,285     3,929    18,563    10,256
Service cost of revenue           6,140     7,585    18,249    16,656
                                --------  --------  --------  --------
Total cost of revenue            12,425    11,514    36,812    26,912

Product gross margin              5,834     2,745    12,120     7,565
Service gross margin              1,993       232     6,501     4,537
                                --------  --------  --------  --------
Total gross profit                7,827     2,977    18,621    12,102

Operating expenses:
    Selling and marketing         3,179     2,746     8,744     8,238
    Research and development      3,029     2,184     8,345     7,207
    General and administrative    3,013     3,166     9,215     9,880
    Amortization of acquired
     intangible assets            1,283     1,419     3,852     4,176
    Restructuring and other,
     net                            ---     2,115      (620)    2,115
                                --------  --------  --------  --------
                                 10,504    11,630    29,536    31,616
                                --------  --------  --------  --------
Operating loss                   (2,677)   (8,653)  (10,915)  (19,514)

Interest and other income, net      763       300     1,425       971
Equity interest in loss of
 joint venture                      ---       (55)      ---      (302)
                                --------  --------  --------  --------
Loss before taxes and
 discontinued operations         (1,914)   (8,408)   (9,490)  (18,845)

Income tax expense                  (11)       (9)      (33)      (28)
                                --------  --------  --------  --------
Net loss from continuing
 operations                      (1,925)   (8,417)   (9,523)  (18,873)

Income (loss) from
 discontinued operations            ---    (1,050)      ---      (809)
Gain on sale of IPS                 ---     5,934       ---     5,934
                                --------  --------  --------  --------
Net loss                       $ (1,925) $ (3,533) $ (9,523) $(13,748)
                                ========  ========  ========  ========

Basic and diluted loss per
 share:
    Continuing operations      $  (0.02) $  (0.10) $  (0.11) $  (0.22)
    Discontinued operations         ---      0.06       ---      0.06
                                --------  --------  --------  --------
    Basic and diluted loss per
     share                     $  (0.02) $  (0.04) $  (0.11) $  (0.16)
                                ========  ========  ========  ========
Weighted average shares
 outstanding basic and diluted   88,834    86,645    88,620    86,267
                                ========  ========  ========  ========



    CONTACT: Identix Incorporated, Minnetonka
             Investor Relations:
             Damon Wright, 952-979-8485
             damon.wright@identix.com